UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2021 (March 31, 2021)

Matson, Inc.

(Exact Name of Registrant as Specified in its Charter)

_____________________

Hawaii	001-34187	99-0032630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Sand Island Parkway
Honolulu, Hawaii	96819
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (808) 848-1211

(Former Name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	MATX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry Into a Material Definitive Agreement.

Amendment to Credit Agreement

On March 31, 2021, Matson, Inc. (“Matson” or the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. as Agent, Swing Line Lender and L/C Issuer, the lenders party thereto, and First Hawaiian Bank, as L/C Issuer. The Credit Agreement amends and restates that certain Amended and Restated Credit Agreement dated as of June 29, 2017 (as amended, supplemented or otherwise modified prior to the Closing Date, the “Prior Credit Agreement”). All obligations of the Company under the Credit Agreement are guaranteed by Matson’s principal operating subsidiary Matson Navigation Company, Inc., and by certain other subsidiaries.

The Credit Agreement has a five-year maturity and provides loan commitments to the Company as of the Closing Date in the aggregate amount of $650,000,000, with an uncommitted $250,000,000 increase option. The Credit Agreement provides for amendments to certain covenants and other terms set forth in the Prior Credit Agreement, including (i) amending the pricing grid to provide for pricing ranging from, at the Company’s election, LIBOR plus a margin between 1.00% and 1.75% depending on the Company’s consolidated net leverage ratio, or base rate plus a margin between 0.00% and 0.75% depending on the Company’s consolidated net leverage ratio; (ii) reducing the maximum permitted consolidated leverage ratio to 3.50 to 1.0, with an option for a one-time increase to 4.0 to 1.0 in connection with a material acquisition; (iii) removing certain additional limitations on stock redemptions and repurchases, sale leaseback transactions and asset sales during the period from March 31, 2020 through and including December 30, 2021 that were added in March 2020; and (iv) removing certain additional limitations on incurrence of priority debt through December 21, 2027 that were added in March 2020. The Company may prepay any amounts outstanding under the Credit Agreement without premium or penalty, in accordance with the Credit Agreement. The Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations on certain other indebtedness, loans and investments, liens, mergers, asset sales, and transactions with affiliates. The Credit Agreement also contains customary events of default. Customary fees were payable in connection with the closing of the Credit Agreement. On the Closing Date, the total loan balance was $25,000,000 and the amount of outstanding letters of credit was $8,110,777.

The foregoing description is qualified in its entirety by the terms and conditions set forth in the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amendments to Existing Private Placement Facilities

On March 31, 2021, Matson and the holders of notes party thereto entered into amendments (collectively, the “2021 NPA Amendments”) to each of (i) the Third Amended and Restated Note Purchase Agreement and Private Shelf Agreement dated as of September 14, 2016, among Matson and the holders of the notes issued thereunder, as amended; and (ii) the Note Purchase Agreement dated December 21, 2016 among Matson and the holders of the notes issued thereunder, in each case as amended prior to such date (the “Existing Note Purchase Agreements,” and the Existing Note Purchase Agreements, as so amended, the “Note Purchase Agreements”).

The 2021 NPA Amendments provide for amendments to certain covenants and other terms, including (i) eliminating the Leverage Relief Period and associated quarterly interest enhancement payments that were added in March 2020; (ii) removing certain other fees and increases to interest rate through December 31, 2021 and thereafter that were added in March 2020; (iii) reducing the maximum permitted consolidated leverage ratio to 3.50 to 1.0, with an option for a one-time increase to 4.0 to 1.0 in connection with a material acquisition, with potential interest enhancement payments if leverage is over 3.25 to 1.0; (iv) removing certain additional limitations on stock redemptions and repurchases, sale leaseback transactions and asset sales during the period from March 31, 2020 through and including December 30, 2021 that were added in March 2020; and (v) removing certain additional limitations on incurrence of priority debt through December 21, 2027 that were added in March 2020. Customary fees were payable in connection with the closing of the 2021 NPA Amendments.

The foregoing description is qualified in its entirety by the terms and conditions set forth in the 2021 NPA Amendments, copies of which are filed as Exhibits 10.2 to 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 herein is hereby incorporated in its entirety into Item 2.03 by reference.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

10.1	Second Amended and Restated Credit Agreement among Matson, Inc., Bank of America, N.A. as the Agent, and the lenders thereto, dated as of March 31, 2021.

10.2	Amendment to Third Amended and Restated Note Purchase Agreement and Private Shelf Agreement, dated as of March 31, 2021.

10.3	Amendment to Note Purchase Agreement dated December 21, 2016, dated as of March 31, 2021.

104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATSON, INC.

/s/ Joel M. Wine
Joel M. Wine
Executive Vice President and Chief Financial Officer

Dated: April 5, 2021

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